EXHIBIT 99.1

Air Methods Projects 1st Quarter Diluted EPS from Continuing Operations of $0.51-$0.53

DENVER, April 21, 2016 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM) today announced preliminary financial and operating results for its first quarter ended March 31, 2016. Results are subject to final quarter-end closing and review procedures and are subject to change.

The Company anticipates revenues for the first quarter of 2016 will be approximately $270 million compared to revenues of $238 million in the prior year period. Net income from continuing operations is expected to be approximately $0.51-$0.53 per diluted share for the first quarter of 2016 compared to net income from continuing operations of $0.32 per diluted share in the prior-year period.

Total patient transports by community bases increased 22.6% to 16,980 from 13,852 in the first quarter of 2015. Patients transported by community bases in operation greater than one year increased 414 transports or 3.1%. Weather cancellations for these same bases decreased by an estimated 454 transports compared with the prior-year period.

Preliminary net revenue per transport declined 0.2% to $11,623 as compared with $11,651 in the prior-year quarter. Excluding the impact of Tri-State Care Flight (TSCF), preliminary net revenue per transport declined 1.3% to $11,505. Net revenue per transport excluding the impact of TSCF did not increase with gross price increases due to a decrease in privately insured patients as a percentage of transports and a decrease in collections as a percentage of gross charges from private insurers.

Excluding the impact of TSCF, Days Sales Outstanding (DSO) for the Company’s patient transport revenue increased to 150 days at the end of the first quarter of 2016 compared to 129 at the end of the first quarter of 2015. On a per transport basis (lagged 90 days), cash receipts excluding TSCF increased 8.7% in the first quarter of 2016 compared to the prior year period.

Aaron Todd, CEO of Air Methods, commented, “The Company’s strategic initiatives paid dividends in the first quarter of 2016 with earnings per share expected to grow approximately 60% year-over-year. We remain focused on executing on these strategies to further enhance shareholder value going forward.”

The Company will report financial results for the first quarter ended March 31, 2016 after the close of the market on Thursday, May 5, 2016.  The Company has scheduled a conference call for Thursday, May 5, 2016 at 4:30 p.m. Eastern to discuss these results.  Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com.  A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 95530739, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features approximately 500 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements we make with regard to the Company’s preliminary first quarter 2016 operational and financial results, including those related to (i) total community-based patient transports, (ii) same-base transports, (iii) weather cancellations, (iv) net revenue per patient transport, (v) days sales outstanding, and (vi) net income per share, and statements regarding anticipated year-over-year growth in net income per share and the Company’s execution of its strategic initiatives are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company’s completion of its final quarter-end closing and review procedures, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; shifts in payer mix resulting in a decrease of the number of privately insured transports, the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact Christina Brodsly at (303) 256-4122 to be included on the Company’s e-mail distribution list.